Exhibit 10.1

April 1, 2023

Ellie May

Dear Ellie,

I am delighted to offer you the position of Corporate VP and Controller, with an effective date of May 1, 2023, pending election to the position by The Coca-Cola Company Board of Directors. You will report to me. The information contained in this letter provides the terms and compensation details of this position, all of which are pending approval of the Talent and Compensation Committee of the Board. All payments set forth below are subject to tax and withholding.

•Your principal place of assignment will be Atlanta, Georgia.

•Your annual base pay will be USD 425,000. Your next base salary review will be in April 2024.

•You will be eligible to participate in the Annual Incentive Plan. This is an important, variable element of your total compensation. Your incentive opportunity will range from 0 – 150% of your annual base pay, with the reference value equal to 75% for this role. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•You will be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for your position and based upon your leadership potential to impact the Company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•At the next regularly scheduled meeting of the Talent and Compensation Committee following your employment with the Company, The Coca-Cola Company management will request a one-time long-term incentive award with approximate value as follows:

oUSD 800,000 to be delivered 50% in Restricted Stock Units (RSUs) vesting in February 2025 and 50% in Performance Share Units (PSUs). The performance period for the PSUs will be January 1, 2023 – December 31, 2025, and provided performance conditions are met, they will be released at the end of February 2026 following certification by the Talent and Compensation Committee. The number of RSUs and PSUs will be determined using the 30-calendar day average stock price of The Coca-Cola Company common stock immediately preceding the first of the month in which the award is approved. This award is subject to Talent and Compensation Committee approval and all long-term incentive awards will be governed solely by the terms of the Company’s long-term incentive plans and agreements that will be provided to you at the time any awards are made.

Ellie May
April 1, 2023

•You will receive a cash award in the amount of USD 330,000 paid to you in two installments: USD 230,000 payable the month following your hire date and USD 100,000 following the first anniversary of your hire date. Should you voluntarily terminate employment with the Company for any reason, or if you are terminated because of a violation of the Company’s Code of Business Conduct, within 12 months of an installment payment, you must repay 100% of that installment payment in full within 60 days. If for any reason you do not return such payments, the Company will offset the amount due from any form of compensation due, including but not limited to, salary, bonus, and non-qualified compensation.

•You will be expected to acquire and maintain share ownership at a level equal to two times your base pay. As part of the Company’s ownership expectations, you will have five years, or until December 31, 2028 to comply with this requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

•At the time you accept this offer, you are required to enter into the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, as well as the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, both effective as of your hire date.

•This letter is provided as information and does not constitute an employment contract.

Ellie, I feel certain that you will find challenge, satisfaction, and opportunity in this role and as we start our journey together during this time.

Sincerely,

/s/ John Murphy

John Murphy
President and Chief Financial Officer

cc:    Carl Saunders
Executive Compensation
Advanced Care

I, Ellie May, accept this offer.

Signature: /s/ Ellie May

Date: 4/1/2023